Exhibit 99.1

Theo Kremers Appointed Chief Executive Officer of Lithium Technology Corporation

PLYMOUTH MEETING, PA., June 27 — Lithium Technology Corporation (LTC) (OTC: LTHU), a leading global manufacturer of large rechargeable lithium ion batteries, announced today that its Board of Directors has appointed Theo M.M. Kremers, as its Chief Executive Officer.

Mr. Theo Kremers has over the part 25 years served as CEO & President for several European and US based IT and High Tech companies and also serves as Board Member for several other companies. Mr. Kremers has a Masters Degree in Electrical Engineering from the Technical University Eindhoven, the Netherlands.

“The company’s strategy going forward will be to focus on market recognition and operational excellence” says Theo Kremers. The company’s focus in the past years has been to develop high power and high energy, large format cylindrical Li-Ion cells and batteries as well as a cost effective, environmentally friendly manufacturing technology.

Dr. Klaus Brandt, who has been instrumental in advancing the company during this developmental stage, will assume the role of CTO and President of the company and will also continue to serve as Managing Director of LTC’s German subsidiary, GAIA Akkumulatorenwerke GmbH.

As part of this transition, Mr. Amir Elbaz, CFO of the company, will transition his Marketing and Sales responsibilities to the newly appointed CEO.

Going forward the company will discontinue its flat cell production at the company’s headquarters in Plymouth Meeting, Pa. This step is necessary to allow the company to focus all its efforts on cylindrical cells that are its core competency. Now that our customers are moving away from prototype solutions and proof of concepts to the first phase of market entry, there is a need to supply larger volumes of both Li-Ion cells and batteries. The company will expand its present manufacturing capability in Germany and will seek opportunities including the formation of joint ventures to enable the supply of larger volumes of standardized cells and batteries.

About Lithium Technology Corporation:

Lithium Technology Corporation (LTC) is a global provider of large format rechargeable power solutions for diverse applications, and offers the largest lithium-ion cells with the highest power of any standard commercial lithium ion cell produced in the western hemisphere. With more than 20 years of experience, LTC leverages its extensive expertise in high power and large battery assemblies to commercialize advanced lithium batteries as a new power source in the military and national security systems, transportation and stationary power markets.

LTC manufactures the GAIA® product line of large, high power hermetically sealed rechargeable lithium-ion cells and batteries. The Company’s product portfolio includes large cells and batteries from 10 times the capacity of a standard laptop computer battery to

100,000 times greater. LTC manufactures a variety of standard cells that are assembled into custom large batteries complete with electronics (battery management systems) and electronics to communicate with other components of the system for performance monitoring.

LTC headquarters are located in Plymouth Meeting, PA and R&D in Nordhausen, Germany. LTC sales for the U.S. and European markets are managed out of each of the offices. For more information about LTC, its technology and products, please visit http://www.lithiumtech.com

Safe Harbor for Forward-looking Statements:

The foregoing information contains forward-looking statements, which involve risks and uncertainties relating to such matters as financial performance, technology development, capital raising, business prospects, strategic partnering and similar matters. A variety of factors could cause LTC’s actual results and experience to differ materially from anticipated results or other expectations expressed in these forward-looking statements. This notice does not constitute an offer of any securities for sale.